SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                            Broadbase Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    11130R100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-1(c)

              [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                            Exhibit Index on Page 16

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 2 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners, L.P. ("BCP")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

------------------------------------ -------- ----------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        3,063,891   shares,   except  that
              SHARES                          BCMC, the general  partner of BCP,
           BENEFICIALLY                       may be deemed  to have sole  power
      OWNED BY EACH REPORTING                 to vote these shares, and David M.
              PERSON                          Beirne   ("Beirne"),    Bruce   W.
               WITH                           Dunlevie ("Dunlevie"),  J. William
                                              Gurley ("Gurley"), Kevin R. Harvey
                                              ("Harvey"),    Robert   C.   Kagle
                                              ("Kagle"),   Andrew  S.   Rachleff
                                              ("Rachleff")    and    Steven   M.
                                              Spurlock ("Spurlock"), the members
                                              of  BCMC,  may be  deemed  to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,063,891   shares,   except  that
                                              BCMC, the general  partner of BCP,
                                              may be deemed  to have sole  power
                                              to  dispose of these  shares,  and
                                              Beirne, Dunlevie,  Gurley, Harvey,
                                              Kagle, Rachleff and Spurlock,  the
                                              members of BCMC,  may be deemed to
                                              have  shared  power to  dispose of
                                              these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,063,891
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       17.01%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       PN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 3 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund, L.P. ("BFF")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        380,851 shares,  except that BCMC,
              SHARES                          the general partner of BFF, may be
           BENEFICIALLY                       deemed to have sole  power to vote
          OWNED BY EACH                       these    shares,    and    Beirne,
             REPORTING                        Dunlevie,  Gurley,  Harvey, Kagle,
              PERSON                          Rachleff and Spurlock, the members
               WITH                           of  BCMC,  may be  deemed  to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              380,851 shares,  except that BCMC,
                                              the general partner of BFF, may be
                                              deemed  to  have  sole   power  to
                                              dispose  of  these   shares,   and
                                              Beirne, Dunlevie,  Gurley, Harvey,
                                              Kagle, Rachleff and Spurlock,  the
                                              members of BCMC,  may be deemed to
                                              have  shared  power to  dispose of
                                              these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       380,851
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      2.11%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                      PN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 4 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co., L.L.C. ("BCMC")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        3,444,742    shares,    of   which
              SHARES                          3,063,891  are  directly  owned by
           BENEFICIALLY                       BCP and 380,851 are directly owned
           OWNED BY EACH                      by BFF. BCMC, the general  partner
            REPORTING                         of BCP and BFF,  may be  deemed to
              PERSON                          have  sole  power  to  vote  these
               WITH                           shares,   and  Beirne,   Dunlevie,
                                              Gurley,  Harvey,  Kagle,  Rachleff
                                              and Spurlock, the members of BCMC,
                                              may be deemed to have shared power
                                              to vote these shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF. BCMC, the general  partner
                                              of BCP and BFF,  may be  deemed to
                                              have  sole  power  to  dispose  of
                                              these    shares,    and    Beirne,
                                              Dunlevie,  Gurley,  Harvey, Kagle,
                                              Rachleff and Spurlock, the members
                                              of  BCMC,  may be  deemed  to have
                                              shared  power to  dispose of these
                                              shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,444,742
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.13%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       OO
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 5 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David M. Beirne ("Beirne")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        3,071 shares
              SHARES
           BENEFICIALLY
           OWNED BY EACH
            REPORTING                -------- ----------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by  BFF.  Beirne  is a  member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,071 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by  BFF.  Beirne  is a  member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,447,813
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.15%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       IN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 6 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Bruce W. Dunlevie ("Dunlevie")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
              NUMBER OF                       3,071 shares
               SHARES
            BENEFICIALLY
            OWNED BY EACH
             REPORTING               -------- ----------------------------------
               PERSON                6        SHARED VOTING POWER
                WITH                          3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF.  Dunlevie  is a member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,071 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF.  Dunlevie  is a member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,447,813
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.15%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       IN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 7 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      J. William Gurley ("Gurley")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      1,530 shares
                SHARES
             BENEFICIALLY
             OWNED BY EACH
              REPORTING              -------- ----------------------------------
                PERSON
                 WITH                6        SHARED VOTING POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by  BFF.  Gurley  is a  member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,530 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by  BFF.  Gurley  is a  member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,446,272
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.14%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       IN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 8 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kevin R. Harvey ("Harvey")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      0 shares
                SHARES
             BENEFICIALLY
             OWNED BY EACH
              REPORTING              -------- ----------------------------------
                PERSON
                 WITH                6        SHARED VOTING POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by  BFF.  Harvey  is a  member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by  BFF.  Harvey  is a  member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,444,742
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.13%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       IN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 9 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      3,071 shares
                SHARES
             BENEFICIALLY
             OWNED BY EACH
              REPORTING              -------- ----------------------------------
                PERSON
                 WITH                6        SHARED VOTING POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF. Kagle is a member of BCMC,
                                              the  general  partner  of BCP  and
                                              BFF,  and  may be  deemed  to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,071 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF. Kagle is a member of BCMC,
                                              the  general  partner  of BCP  and
                                              BFF,  and  may be  deemed  to have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,447,813
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.15%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       IN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 10 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Andrew S. Rachleff ("Rachleff")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------
                                     5        SOLE VOTING POWER
               NUMBER OF                      3,071 shares
                SHARES
             BENEFICIALLY
             OWNED BY EACH
              REPORTING              -------- ----------------------------------
                PERSON
                 WITH                6        SHARED VOTING POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF.  Rachleff  is a member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,071 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF.  Rachleff  is a member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,447,813
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.15%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       IN
------------ -------------------------------------------------------------------

----------------------------                    --------------------------------
CUSIP NO. 11130R100                13 G                 Page 11 of 18 Pages
----------------------------                    --------------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Steven M. Spurlock ("Spurlock")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ -------------------------------------------------------------------

               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        3,071 shares
             BENEFICIALLY
             OWNED BY EACH
              REPORTING
                PERSON               -------- ----------------------------------
                 WITH                6        SHARED VOTING POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF.  Spurlock  is a member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,071 shares
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              3,444,742    shares,    of   which
                                              3,063,891  are  directly  owned by
                                              BCP and 380,851 are directly owned
                                              by BFF.  Spurlock  is a member  of
                                              BCMC,  the general  partner of BCP
                                              and BFF, and may be deemed to have
                                              shared  power to  dispose of these
                                              shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       3,447,813
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       19.15%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                       IN
------------ -------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER

                  Broadbase Software, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  172 Constitution Drive
                  Menlo Park, CA  94025

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"), the members of BCMC. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 11130R100

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                  (a)      Amount beneficially owned:

                           See Row 9 of cover  page for each  Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each  Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under   certain   circumstances   set  forth  in  the  limited
                  partnership agreements of BCP and BFF, and the limited liability company agreement of BCMC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                 BENCHMARK CAPITAL PARTNERS, L.P., a
                                 Delaware Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner




                                 By:    /s/  Steven M. Spurlock
                                        ---------------------------------------
                                        Steven M. Spurlock
                                        Member

                                 BENCHMARK FOUNDERS' FUND, L.P., a Delaware
                                 Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner




                                 By:    /s/  Steven M. Spurlock
                                        ---------------------------------------
                                        Steven M. Spurlock
                                        Member

                                 BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a
                                 Delaware Limited Liability Company

                                 By:    /s/  Steven M. Spurlock
                                        ---------------------------------------
                                        Steven M. Spurlock
                                        Member

                                 DAVID M. BEIRNE




                                 By:    /s/  David M. Beirne
                                        ---------------------------------------
                                        David M. Beirne

                                 BRUCE W. DUNLEVIE




                                 By:    /s/  Bruce W. Dunlevie
                                        ---------------------------------------
                                        Bruce W. Dunlevie




                                 J. WILLIAM GURLEY




                                 By:    /s/  J. William Gurley
                                        ---------------------------------------
                                        J. William Gurley




                                 KEVIN R. HARVEY




                                 By:    /s/  Kevin R. Harvey
                                        ---------------------------------------
                                        Kevin R. Harvey




                                 ROBERT C. KAGLE




                                 By:    /s/  Robert C. Kagle
                                        ---------------------------------------
                                        Robert C. Kagle




                                 ANDREW S. RACHLEFF




                                 By:    /s/  Andrew S. Rachleff
                                        ---------------------------------------
                                        Andrew S. Rachleff




                                 STEVEN M. SPURLOCK




                                 By:    /s/  Steven M. Spurlock
                                        ---------------------------------------
                                        Steven M. Spurlock

                                  EXHIBIT INDEX
                                  -------------

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  17

                                                                   Page 17 of 18
                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Broadbase Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000


February 10, 2000               BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.,
                                a Delaware Limited Liability Company

                                By:   /s/  Steven M. Spurlock
                                      -----------------------------------
                                      Steven M. Spurlock, Member

February 10, 2000               BENCHMARK CAPITAL PARTNERS, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner

                                By:   /s/  Steven M. Spurlock
                                      -----------------------------------
                                      Steven M. Spurlock, Member

February 10, 2000               BENCHMARK FOUNDERS' FUND, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner

                                By:   /s/  Steven M. Spurlock
                                      -----------------------------------
                                      Steven M. Spurlock, Member

February 10, 2000


                                By:   /s/  Bruce W. Dunlevie
                                      -----------------------------------
                                      Bruce W. Dunlevie

February 10, 2000


                                By:   /s/  J. William Gurley
                                      -----------------------------------
                                      J. William Gurley

February 10, 2000


                                By:   /s/  Kevin R. Harvey
                                      -----------------------------------
                                      Kevin R. Harvey

February 10, 2000


                                By:   /s/  Robert C. Kagle
                                      -----------------------------------
                                      Robert C. Kagle

February 10, 2000


                                By:   /s/  Andrew S. Rachleff
                                      -----------------------------------
                                      Andrew S. Rachleff

February 10, 2000


                                By:   /s/  Steven M. Spurlock
                                      -----------------------------------
                                      Steven M. Spurlock